Exhibit 107
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered*	Amount to be registered/ Proposed maximum offering price per unit/Proposed maximum aggregate offering price/Amount of registration fee
Common Stock (3)	(1)(2)
Preferred Stock (4)
Depositary Shares (5)
Debt Securities (6)
Warrants to Purchase Common Stock, Preferred Stock or Debt Securities
Stock Purchase Contracts
Stock Purchase Units (7)

*	Additional securities (including securities to be issued by additional registrants) may be added by automatically effective post-effective amendments pursuant to Rule 413.
(1)    An unspecified aggregate initial offering price and number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the Registrants are deferring payment of all of the registration fee. In connection with the securities offered hereby, the Registrants will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) and 457(r).
(2)    Includes an unspecified number of securities that may be offered or sold by affiliates of the Registrants in market-making transactions.
(3)    Also includes the presently indeterminate number of shares of common stock as may be issued by Comerica Incorporated (a) upon conversion of or exchange for any debt securities or preferred shares that provide for conversion or exchange into common stock, (b) upon exercise of warrants to purchase common stock or (c) pursuant to stock purchase contracts.
(4)    Also includes the presently indeterminate number of shares of preferred stock as may be issued by Comerica Incorporated (a) upon conversion of or exchange for any debt securities that provide for conversion or exchange into preferred stock, (b) upon exercise of warrants to purchase preferred stock or (c) pursuant to stock purchase contracts.
(5)    To be represented by depositary receipts representing an interest in all or a specified portion of a shares of common or preferred stock.
(6)    Subject to note (1), an indeterminate principal amount of debt securities, which may be senior or subordinated.
(7)    Each stock purchase unit consists of (a) a stock purchase contract and (b) a beneficial interest in debt securities or debt obligations of third parties.